Exhibit 10.2
ALLEGION PLC
INCENTIVE STOCK PLAN OF 2013

PERFORMANCE STOCK UNIT AWARD AGREEMENT
FOR THE [YEAR]-[YEAR] PERFORMANCE PERIOD
DATED AS OF [GRANT DATE] ("GRANT DATE")

Allegion plc (the “Company”) hereby grants to [insert name] (“Participant”) a performance stock unit award (the “PSUs”) pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2013 (the “Plan”), including the terms and conditions for Performance-Based Awards as set forth in Section 8(b) of the Plan. Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Performance Stock Unit Award Agreement (the “Award Agreement”).
Each PSU that vests pursuant to the terms of this Award Agreement shall provide Participant with the right to receive one ordinary share of the Company (the “Share”) on the issuance date described in Section 3(e) below. The number of Shares subject to the PSUs, the performance and service vesting conditions applicable to such Shares, the date on which vested Shares shall become issuable and any further terms and conditions governing the PSUs shall be as set forth in this Award Agreement.
1.    Number of Shares. The number of Shares subject to the PSUs is [insert number of Shares], provided, however, that the issuance of such Shares pursuant to the PSUs shall be determined in accordance with the fulfillment of certain performance conditions set forth in the attached Appendix A and the additional vesting requirements set forth in Section 3 below.
2.    Performance Period. The performance period applicable to the PSUs is [TBD] to [TBD] (the “Performance Period”).
3.    Vesting and Issuance of Shares; Dividend Equivalents. Participant’s right to receive Shares subject to the PSUs shall vest in accordance with the performance vesting conditions set forth in the attached Appendix A and subject to the following additional vesting requirements:
(a)    Participant shall be entitled to receive an amount equal to any cash dividend paid by the Company upon one Share for each PSU held by Participant when such dividend is paid (“Dividend Equivalent”), provided that (i) Participant shall have no right to receive the Dividend Equivalents unless and until the associated PSUs vest, (ii) Dividend Equivalents shall not accrue interest and (iii) Dividend Equivalents shall be paid in cash at the time that the associated PSUs vest.
(b)    Except as provided in 3(c) below, Participant must be continually employed by the Company or its affiliates throughout the Performance Period. If Participant’s employment terminates for any reason other than as provided in 3(c), all PSUs and any associated Dividend Equivalents shall be forfeited as of the date of termination of active employment and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.

(c)    If Participant’s employment terminates by reason of death or disability, Participant’s (or the Particpant’s estate’s) right to receive Shares subject to the PSUs shall vest in accordance with this Section 3 as if the Participant was continually employed by the Company or its affiliates throughout the Performance Period and shall not forfeit any PSUs or any associated Dividend Equivalents by reason of termination of employment.
(d)    Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control (as defined in the Plan), the Performance Period shall lapse and the Participants shall be deemed to have earned and shall fully vest in the Shares.
(e)    On a date as soon as practicable following the end of the Performance Period, the Committee shall certify the extent to which the performance vesting conditions set forth in Appendix A have been met (the “Certification Date”). As soon as practicable thereafter, the Company shall cause to be issued to Participant Shares with respect to any PSUs that became vested on the Certification Date. Notwithstanding the foregoing, the Committee has the sole discretion to make downward adjustments to the award amount determined pursuant to Appendix A, including an adjustment such that no Shares are issued to Participant, regardless of the fulfillment of the performance vesting conditions set forth in Appendix A.
Shares issued pursuant to this Section 3(e) shall be fully paid and non-assessable. Participant will not have any of the rights or privileges of a shareholder of the Company in respect of any Shares subject to the PSUs unless and until such Shares have been issued to Participant.
4.    Taxes. Regardless of any action the Company and/or an Affiliate take with respect to any and all federal, state, local or other tax related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility. To satisfy any withholding obligations of the Company or an Affiliate with respect to Tax-Related Items, the Company will withhold Shares otherwise issuable upon vesting of the PSUs. To avoid negative accounting treatment, the Company may withhold for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. Alternatively, or in addition, the Company may satisfy such withholding obligations by (a) withholding from Participant’s wages or other cash compensation paid to Participant by the Company or an Affiliate, (b) withholding from proceeds of the sale of Shares acquired upon vesting of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), or (c) requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items; provided, however, that if Participant is a Section 16 officer of the Company under the Act, the withholding methods described in this Section 4 (a), (b) and (c) will only be used if the Committee (as constituted to satisfy Rule 16b-3 of the Act) determines, in advance of the applicable withholding event, that one such withholding method will be used in lieu of withholding Shares. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
5.    Recoupment Provision. In the event that Participant commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee may direct the Company to (i) cancel any outstanding portion of the PSUs and (ii) recover all or a portion of the financial gain realized by Participant through the PSUs.

6.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means.
7.    Acknowledgement & Acceptance within 120 Days. This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock plan administrator. Failure to accept the PSUs within 120 days of the Grant Date may result in cancellation of the PSUs.
Signed for and on behalf of the Company:

_________________________________
David D. Petratis
Chairman and Chief Executive Officer
Allegion plc

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

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